Exhibit 99.1

N E W S B U L L E T I N FROM:

FOR IMMEDIATE RELEASE

CalAmp Announces Proposed Public Offering of Common Stock

OXNARD, CA, February 11, 2013 -- CalAmp Corp. (NASDAQ: CAMP), a leading provider of wireless communications solutions for a broad array of applications to customers globally, announced today that it plans to offer and sell 4,200,000 shares of its common stock in an underwritten public offering. CalAmp also plans to grant the underwriters a 30-day option to purchase up to an additional 630,000 shares to cover over-allotments, if any.

CalAmp expects to use the net proceeds from this offering to fund a portion of the purchase price for its previously announced acquisition of the operations of Wireless Matrix Corporation. If the acquisition is not completed, CalAmp intends to use the net proceeds from this offering to pay transaction expenses, to repay outstanding indebtedness and for other general corporate purposes.

Canaccord Genuity Inc. and B. Riley & Co., LLC are acting as joint book-running managers for the offering. Craig Hallum Capital Group LLC, Northland Securities, Inc. and First Analysis Securities Corporation are acting as co-managers for the offering.

The offering will be made under an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”). Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering may be obtained from the offices of Canaccord Genuity, Attn: Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110, phone: (617) 371-3900 or B. Riley & Co., LLC, 11100 Santa Monica Blvd., Suite 800, Los Angeles, CA 90025 at (310) 966-1444. Alternatively, you may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities, in any state or other jurisdiction in which such offer, solicitation or sale is not permitted. The offering may be made only by means of a prospectus and related prospectus supplement.

About CalAmp
CalAmp is a leading provider of wireless communications solutions for a broad array of applications to customers globally. The Company’s two business segments are Wireless DataCom, which serves enterprise, utility and government customers, and Satellite, which focuses on the North American Direct Broadcast Satellite market. For more information, please visit www.calamp.com.

CalAmp Announces Proposed Public Offering of Common Stock
February 11, 2013

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as “may”, “will”, “expect”, “intend”, “plan”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “goal” and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including product demand, competitive pressures and pricing declines in the Company’s wireless and satellite markets, the timing of customer approvals of new product designs, intellectual property infringement claims, the effects of the proposed automatic federal budget cuts if the scheduled sequester were to take effect in early 2013, interruption or failure of our Internet-based systems used to wirelessly configure and communicate with the tracking and monitoring devices that we sell, the ability to finance and consummate the Wireless Matrix acquisition, integration issues that may arise in connection with that acquisition, and other risks or uncertainties that are described in the Company’s Report on Form 10-K for fiscal 2012 as filed on April 26, 2012 with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT CALAMP:	AT ADDO COMMUNICATIONS:
Garo Sarkissian	Lasse Glassen
VP, Corporate Development	(424) 238-6249
(805) 987-9000	lasseg@addocommunications.com